Exhibit 99.1

Antero Resources Reports Fourth Quarter and Full-Year 2015 Financial and Operating Results

Denver, Colorado, February 24, 2016—Antero Resources Corporation (NYSE: AR) (“Antero” or the “Company”) today released its fourth quarter and full-year 2015 financial and operating results.  The relevant financial statements are included in Antero’s Annual Report on Form 10-K for the year ended December 31, 2015, which has been filed with the Securities and Exchange Commission (“SEC”).

Highlights for the Fourth Quarter of 2015:

•                  Net daily production averaged 1,497 MMcfe/d, an 18% increase over the prior year quarter and a 1% decrease sequentially

•                  Includes net daily liquids production of 54,757 Bbl/d, an 80% increase over the prior year quarter and a 5% increase sequentially

•                  Realized natural gas price before hedging averaged $2.13 per Mcf, a $0.14 per Mcf negative differential to Nymex, with 83% of production pricing at favorable indices

•                  Realized natural gas price after hedging averaged $4.40 per Mcf, a $2.13 per Mcf positive differential to Nymex

•                  Realized natural gas equivalent price including NGLs, oil and hedges averaged $4.28 per Mcfe, a 9% decrease from the prior year quarter

•                  Liquids production contributed 22% of gas-equivalent volumes and 28% of total product revenues, as compared to 14% and 22%, respectively, in the prior year quarter

•                  Cash production expense of $1.46 per Mcfe, a 5% reduction from the prior year quarter

•                  Adjusted net income of $54 million or $0.20 per share, a 30% decrease from the prior year quarter

•                  Adjusted EBITDAX of $308 million, a 7% decrease over the prior year quarter and a 6% increase sequentially

•                  Announced $1.4 billion capital budget for 2016 with $3.5 billion of consolidated liquidity at year-end 2015

Recent Developments

Year-End 2015 Proved and 3P Reserves

On January 27, 2016, Antero announced that proved reserves at December 31, 2015 were 13.2 Tcfe, a 4% increase compared to proved reserves at December 31, 2014.  Finding and development cost for proved reserve additions was $0.80 per Mcfe.  This finding and development cost includes drilling and completion capital as well as costs incurred for well pads, roads, certain wellhead facilities, acquisitions, land additions and gives effect to performance and price revisions. Proved developed reserves increased by 54% from year-end 2014 to 5.8 Tcfe at December 31, 2015.  Additionally, the percentage of proved reserves classified as proved developed increased to 44% at December 31, 2015 as compared to 30% at year-end 2014.

The Company’s proved, probable and possible (“3P”) reserves at year-end 2015 totaled 37.1 Tcfe, which represents a 9% decrease compared to the previous year.  Both proved and 3P reserves as of December 31, 2015 excluded 366 million barrels and 1,237 million barrels of ethane, respectively, that is expected to remain in the natural gas stream until such time that pricing supports full ethane recovery.  Antero’s Marcellus and Utica 3P drilling inventory totaled 3,719 locations at year-end 2015, of which approximately 78% were in the Marcellus.

2016 Capital Budget and Guidance

On February 17, 2016, Antero announced that it expects to invest $1.3 billion in 2016 for drilling and completion and $100 million for core leasehold acreage acquisitions.  The $1.3 billion drilling and completion budget represents a 21% reduction from 2015 drilling and completion capital expenditures of $1.65 billion.  Net daily production for 2016 is projected to average 1.715 Bcfe/d, a 15%

increase over 2015 actual net daily production of 1.493 Bcfe/d.  Antero’s 2016 capital budget excludes Antero Midstream Partners LP’s (“Antero Midstream”) (NYSE: AM) $435 million capital budget relating to low and high pressure gathering pipelines, compressor stations and fresh water delivery and advanced wastewater treatment infrastructure.

Antero Resources Financial Results

As of December 31, 2015, Antero owned a 66% limited partner interest in Antero Midstream. Antero Midstream financial results are consolidated with Antero’s results.

Fourth Quarter 2015 Financial Results

For the three months ended December 31, 2015, the Company reported net income from continuing operations attributable to common stockholders of $158 million, or $0.57 per basic and diluted share, compared to net income from continuing operations of $607 million or $2.32 per basic and diluted share in the fourth quarter for 2014.  GAAP net income for the fourth quarter of 2015 included the following items:

•                  Non-cash gains on unsettled hedges of $275 million ($172 million net of tax)

•                  Non-cash equity-based stock compensation expense of $19 million ($12 million net of tax)

•                  Impairments of unproved properties of $61 million ($38 million net of tax)

•                  Contract termination and rig stacking expense of $28 million ($17 million net of tax)

Without the effect of these items, the Company’s results for the fourth quarter of 2015 were as follows:

•                  Adjusted net income from continuing operations attributable to common stockholders of $54 million, or $0.20 per basic and diluted share, a 30% decrease compared to $78 million in the fourth quarter of 2014

•                  Adjusted EBITDAX of $308 million, a 7% decrease compared to $332 million in the fourth quarter of 2014

•                  Cash flow from operations before changes in working capital of $239 million, a 14% decrease compared to $278 million in the fourth quarter of 2014

Net production for the fourth quarter of 2015 averaged 1,497 MMcfe/d, an 18% increase as compared to the fourth quarter of 2014 and a 1% decrease compared to the third quarter of 2015.  The sequential decrease in production is primarily due to the periodic shut-in of production, averaging 45 MMcfe/d in the fourth quarter, as a result of Antero’s decision not to sell gas at depressed pricing at the Dominion South and TETCO M2 indices.  Net production was comprised of 1,168 MMcf/d of natural gas (78%), 49,005 Bbl/d of natural gas liquids (“NGL”s) (20%) and 5,751 Bbl/d of crude oil (2%).  Fourth quarter 2015 net liquids production (NGLs and oil) of 54,757 Bbl/d increased 80% as compared to the fourth quarter of 2014 and 5% from the third quarter of 2015.

Average natural gas price before hedging decreased 42% from the prior year quarter to $2.13 per Mcf, a $0.14 per Mcf negative differential to Nymex, due to a 43% decline in Nymex.  Approximately 83% of Antero’s fourth quarter 2015 natural gas production was priced at favorable indices, including Columbia Gas Transmission (TCO), Nymex, Chicago and Gulf Coast.  The remaining 17% of natural gas production was priced at various less favorable index pricing points including Dominion South and Tetco M2.

Average realized y-grade C3+ NGL price for the fourth quarter of 2015 was $17.37 per barrel, or 41% of Nymex WTI oil price, a 48% decrease as compared to the prior year quarter, and average realized oil price before hedging was $28.59 per barrel, a 52% decrease as compared to the fourth quarter of 2014.  Antero’s average realized ethane price (C2) for the fourth quarter of 2015 was $6.17 per barrel, or $0.15 per gallon.  The fourth quarter of 2015 represented the first period in which Antero recovered ethane at the Sherwood processing plant in West Virginia.  Average natural gas-equivalent price including C2+ NGLs and oil, but excluding hedge settlements, decreased from the prior year quarter by 42% to $2.32 per Mcfe due to a 43% decline in both Nymex WTI and Henry Hub natural gas prices.

Average realized natural gas price including hedges was $4.40 per Mcf for the fourth quarter of 2015, in line when compared to the fourth quarter of 2014.  Average realized NGL price including hedges was $21.51 per barrel, a 37% decrease as compared to the fourth quarter of 2014.  Average realized oil price including hedges was $40.85 per barrel, a 48% decrease as compared to the fourth quarter of 2014.  Average natural gas-equivalent price including NGLs, oil and hedge settlements decreased by 9% to $4.28 per Mcfe for the fourth quarter of 2015 as compared to the fourth quarter of 2014.  For the fourth quarter of 2015, Antero realized hedging gains of $270 million, or $1.96 per Mcfe.

Total operating revenues for the fourth quarter of 2015 were $905 million as compared to $1.5 billion for the fourth quarter of 2014.  Operating revenue for the fourth quarter of 2015 included a $275 million non-cash gain on unsettled hedges while the fourth quarter of

2014 included a $853 million non-cash gain on unsettled hedges. Liquids production contributed 28% of combined natural gas, NGLs and oil revenue before hedges in the fourth quarter of 2015, as compared to a 22% contribution for the prior year quarter.  Adjusted net revenue increased 8% to $630 million compared to the fourth quarter of 2014 (including cash-settled hedge gains and losses but excluding unsettled hedge gains and losses).  For a reconciliation of adjusted net revenue to operating revenue, the most comparable GAAP measure, please read “Non-GAAP Financial Measures.”

Marketing revenue for the fourth quarter of 2015 was $33 million.  Antero’s marketing revenue was primarily associated with the sale of third-party gas purchased to utilize the Company’s excess firm transportation capacity on the Tennessee Gas Pipeline.

Marketing expense for the fourth quarter of 2015 was $85 million.  The largest components of marketing expense were the costs related to excess capacity, the cost of purchasing third-party gas and the firm transport demand costs associated with the Company’s unused ATEX ethane pipeline capacity.  During the fourth quarter, Antero gained access to over 1 Bcf/d of incremental Marcellus firm transportation takeaway capacity to more favorably priced markets through the Stonewall Pipeline and Tennessee Gas Pipeline.  This takeaway capacity was only approximately 55% utilized in December as there was limited access to the Tennessee pipeline and the firm sales agreements utilizing the Stonewall capacity were not effective until January 1, 2016.  The percentage utilization increased to approximately 80% in January 2016 with the commencement of the firm sales agreements utilizing the Stonewall pipeline and additional access to the Tennessee pipeline.  Per unit net marketing expenses for the fourth quarter of 2015 were $0.38 per Mcfe.

Additionally, as previously disclosed, there was a one-time non-cash expense of $28 million during the quarter related to the buy-back and termination of a 130 BBtu/d firm sales contract with Dominion South related pricing.  The termination of this contract has been classified as contract termination and rig stacking expense in the Company’s statement of operations.  Based on year-end 2015 strip pricing, the expected incremental revenue over the next two years from terminating this contract and instead selling the volumes at the TCO index is projected to be approximately $60 million, substantially exceeding the termination charge associated with this transaction.

Per unit cash production expense (lease operating, gathering, compression, processing and transportation, and production tax) for the fourth quarter of 2015 was $1.46 per Mcfe which is a 5% decrease compared to $1.54 per Mcfe in the prior year quarter.  The per unit cash production expense for the quarter included $0.08 per Mcfe for lease operating costs, $1.23 per Mcfe for gathering, compression and transportation costs and $0.15 per Mcfe for production and ad valorem taxes.  Per unit general and administrative expense for the fourth quarter of 2015, excluding non-cash equity-based compensation expense, was $0.27 per Mcfe, a 13% increase from the fourth quarter of 2014.  The increase was primarily driven by increased staffing levels, as well as increases in legal and other general corporate expenses, partly due to Antero’s increased development activities and production levels.  Per unit depreciation, depletion and amortization expense decreased 13% from the prior year quarter to $1.18 per Mcfe, primarily driven by proved developed reserves increasing at a faster rate than the corresponding cost additions from wells completed during the quarter, partially offset by increased depreciation on midstream and water assets.

Adjusted EBITDAX of $308 million for the fourth quarter of 2015 was 7% lower than the prior year quarter primarily due to decreased product revenue.  EBITDAX margin for the quarter was $2.23 per Mcfe, representing a 22% decrease from the prior year quarter primarily due to lower commodity prices.  For the fourth quarter of 2015, cash flow from operations before changes in working capital decreased 14% from the prior year to $239 million.

For a description of Adjusted EBITDAX and EBITDAX margin, cash flow from operations before changes in working capital and adjusted net income from continuing operations attributable to common stockholders and reconciliations to their nearest comparable GAAP measures, please read “Non-GAAP Financial Measures.”

Antero Midstream Financial Results

Antero Midstream results were released today and are available at www.anteromidstream.com

Low pressure gathering volumes for the fourth quarter of 2015 averaged 1,124 MMcf/d, a 52% increase from the fourth quarter of 2014 and an 8% increase sequentially.  High pressure gathering volumes for the fourth quarter of 2015 averaged 1,195 MMcf/d, a 32% increase from the fourth quarter of 2014 and a 2% decrease from the third quarter of 2015.  Compression volumes for the fourth quarter of 2015 averaged 478 MMcf/d, a 115% increase from the fourth quarter of 2014 and a 10% increase sequentially.  Condensate gathering volumes averaged 3,967 Bbl/d during the quarter, a 48% increase from the fourth quarter of 2015 and 39% increase from the third quarter of 2015.  Volumetric throughput growth was driven primarily by production growth from Antero. Fresh water delivery volumes averaged 119,671 Bbl/d during the fourth quarter of 2015, a 36% decrease compared to the prior year quarter and a 78% increase sequentially.

For the three months ended December 31, 2015, Antero Midstream reported revenues of $132 million, comprised of $63 million in revenues from the Gathering and Compression segment and $69 million in revenues from the Water Handling segment. Direct operating expenses for the Gathering and Compression and Water Handling segments were $6 million and $34 million, respectively, for a total of $40 million in direct operating expenses. General and administrative expenses totaled $13 million during the fourth quarter of 2015, including $5 million of non-cash equity-based compensation expense. Total cash and non-cash operating expenses were $80 million, including $23 million of depreciation.

The Board of Directors of Antero Resources Midstream Management LLC, the general partner of Antero Midstream, declared a cash distribution of $0.22 per unit ($0.88 per unit annualized) for the fourth quarter of 2015. The distribution represents a 29% increase over the minimum quarterly distribution and a 7% increase quarter-over-quarter.  The distribution represents Antero Midstream’s fourth consecutive quarterly distribution increase since its initial public offering in November 2014. The distribution will be payable on February 29, 2016 to unitholders of record as of February 15, 2016.

2015 Financial Results

Net production for 2015 averaged 1,493 MMcfe/d, an increase of 48% from the prior year.  Net production was comprised of 1,203 MMcf/d of natural gas (81%), 42,604 Bbl/d of NGLs (17%) and 5,694 Bbl/d of crude oil (2%).  Net liquids production in 2015 averaged 48,298 Bbl/d, an increase of 110% over 2014 liquids production.  The net production increase was primarily driven by liquids-rich production from 69 new Marcellus wells and 62 new Utica wells brought on line in 2015, all operated by Antero.

Average natural gas price before hedges decreased 42% from the prior year to $2.37 per Mcf, a $0.29 per Mcf negative differential to Nymex, in line with 2015 guidance of $0.20 per Mcf to $0.30 per Mcf.  Approximately 69% of Antero’s 2015 natural gas production was priced at favorable indices, including Columbia Gas Transmission (TCO), Nymex and Chicago.  The remaining 31% of natural gas production was priced at various other less favorable index pricing points, including Dominion South and Tetco M2.

Average realized Y-grade C3+ NGL price for 2015 was $17.15 per barrel, or 35% of the Nymex WTI oil price, a 63% decrease as compared to the prior year and in line with 2015 guidance of 33% to 37% of WTI.  Average realized oil price before hedging was $34.05 per barrel, a 58% decrease as compared to the prior year.  Average natural gas-equivalent price including C2+ NGLs and oil, but excluding hedge settlements, decreased 47% to $2.52 per Mcfe from the prior year due to a 48% decline in Nymex WTI oil prices and 40% decline in Nymex Henry Hub natural gas prices, respectively.

Average realized natural gas price including hedges was $4.15 per Mcf for 2015, an 8% decrease as compared to 2014.  Average realized NGL price including hedges was $20.57 per barrel, a 56% decrease compared to 2014.  Average realized oil price including hedges was $42.38 per barrel, a 50% decrease as compared to 2014.  Average natural gas-equivalent price including NGLs, oil and hedge settlements, decreased by 20% to $4.10 per Mcfe for 2015 as compared to 2014.  For 2015, Antero realized hedging gains of $857 million, or $1.57 per Mcfe.

Total operating revenues for 2015 were $4.0 billion as compared to $2.7 billion for the prior year.  Operating revenue for 2015 included a $1.5 billion non-cash gain on unsettled hedges while 2014 included a $732 million non-cash gain on unsettled hedges.  Liquids production contributed 24% of combined natural gas, NGLs and oil revenue before hedges in 2015 compared to 25% during 2014.  Non-GAAP adjusted net revenue increased 25% to $2.4 billion compared to 2014 (including cash-settled hedge gains and losses but excluding unsettled hedge gains and losses).  For a reconciliation of adjusted net revenue to operating revenue, the most comparable GAAP measure, please read “Non-GAAP Financial Measures.”

Marketing revenue for 2015 was $176 million.  Antero’s marketing revenue was primarily associated with the sale of third-party gas purchased to utilize the Company’s excess firm transportation capacity on the Rockies Express Pipeline and Tennessee Gas Pipeline.

Marketing expense for 2015 was $299 million.  The largest components of marketing expense include firm transportation costs related to current excess capacity as well as the cost of third-party purchased gas and NGLs.

Net marketing expense for 2015 was $123 million, or $0.23 per Mcfe, in line with 2015 guidance of $0.20 to $0.30 per Mcfe.

Per unit cash production expense (lease operating, gathering, compression, processing and transportation, and production tax) for 2015 was $1.42 per Mcfe which is a 10% decrease compared to $1.58 per Mcfe in the prior year and ahead of 2015 guidance of $1.50 to $1.60 per Mcfe.  The per unit cash production expense for 2015 included $0.07 per Mcfe for lease operating costs, $1.21 per Mcfe for gathering, compression and transportation costs and $0.14 per Mcfe for production and ad valorem taxes.  The decrease was primarily due to decreases in fuel costs as compared to the prior year due to lower natural gas prices.

Per unit general and administrative expense for 2015, excluding non-cash equity based compensation expense, was $0.25 per Mcfe, an 11% decrease from 2014 and in line with 2015 guidance of $0.23 per Mcfe to $0.27 per Mcfe.  The decrease was primarily driven by the significant increase in net production.  Per unit depreciation, depletion and amortization expense was consistent with the prior year at $1.31 per Mcfe.

The Company reported net income from continuing operations attributable to common stockholders of $941 million ($3.43 per basic and diluted share) on a GAAP basis for 2015, including $1.5 billion of non-cash gains on unsettled hedges ($954 million net of tax), $98 million of non-cash equity-based compensation expense ($61 million net of tax),  $104 million of impairments of unproved properties ($65 million net of tax), and $39 million of contract termination and rig stacking expense ($24 million net of tax).  Excluding these items, adjusted net income from continuing operations attributable to common stockholders was $152 million ($0.56 per basic and diluted share) for 2015, representing a 52% decrease over the prior year.

Adjusted EBITDAX of $1.2 billion for 2015 was 5% higher than the prior year primarily due to a 48% increase in production, which was partially offset by a 20% decrease in the average per Mcfe price received after the impact of cash settled derivatives, net of the related increases in cash operating and general and administrative expenses.  EBITDAX margin for 2015 was $2.24 per Mcfe, representing a 29% decrease from the prior year due to lower commodity prices.  For 2015, cash flow from operations before changes in working capital was in line with the prior year at $976 million.

For a description of Adjusted EBITDAX and EBITDAX margin, cash flow from operations before changes in working capital and adjusted net income from continuing operations attributable to common stockholders and reconciliations to their nearest comparable GAAP measures, please read “Non-GAAP Financial Measures.”

Balance Sheet and Liquidity

As of December 31, 2015, Antero’s consolidated net debt was $4.7 billion of which $1.3 billion were borrowings outstanding under the Company’s $5.5 billion of lender commitments on its senior secured revolving credit facilities. Including $702 million in letters of credit outstanding, the company had $3.5 billion in available consolidated liquidity as of December 31, 2015.  For a reconciliation of consolidated net debt to total debt, the most comparable GAAP measure, please read “Non-GAAP Financial Measures.”

2015 Capital Spending

Antero’s drilling and completion costs for the year ended December 31, 2015, were approximately $1.65 billion.  In addition, the Company invested $199 million for additional leasehold interests, including $39 million for acquisitions and $160 million for land, and $80 million in Antero’s fresh water distribution and wastewater treatment projects in the Marcellus and Utica Shale plays.  Antero’s drilling and completion costs for the three months ended December 31, 2015, were $301 million.  In addition, the Company invested $28 million for additional leasehold interests during the fourth quarter of 2015.

Conference Call

A conference call is scheduled on Thursday, February 25, 2016, at 9:00 am MT to discuss the results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 888-347-8204 (U.S.), 855-669-9657 (Canada), or 412-902-4229 (International) and reference “Antero Resources.” A telephone replay of the call will be available until Friday, March 4, 2016, at 9:00 am MT at 877-870-5176 (U.S.) or 858-384-5517 (International) using the passcode 10078393.

To access the live webcast and view the related earnings conference call presentation, visit Antero’s website at www.anteroresources.com.  The webcast will be archived for replay on the Company’s website until March 4, 2016, at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company’s website before the February 25, 2016 conference call.  The presentation can be found at www.anteroresources.com on the homepage.  Information on the Company’s website does not constitute a portion of this press release.

Non-GAAP Financial Measures

Adjusted net revenue as set forth in this release represents total operating revenue adjusted for certain non-cash items, including unsettled hedge gains and losses and gains and losses on asset sales.  Antero believes that adjusted net revenue is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net revenue is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for total operating revenue as an indicator of financial performance.  The following table reconciles total operating revenue to adjusted net revenue:

	Three months ended		Year ended
	December 31,		December 31,
	2014	2015	2014	2015

Total operating revenues	$1,478,597	$905,122	$2,720,632	$3,954,858
Commodity derivative fair value gains	(931,921)	(545,103)	(868,201)	(2,381,501)
Gains on settled derivatives	78,451	269,933	135,784	856,572
Gain on sale of assets	(40,000)	0	(40,000)	0
Adjusted net revenues	$585,127	$629,952	$1,948,215	$2,429,929

Adjusted net income from continuing operations attributable to common stockholders as set forth in this release represents net income (loss) from continuing operations attributable to common stockholders, adjusted for certain items.  Antero believes that adjusted net income from continuing operations attributable to common stockholders is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net income from continuing operations attributable to common stockholders is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income (loss) from continuing operations attributable to common stockholders as an indicator of financial performance.  The following table reconciles net income (loss) from continuing operations attributable to common stockholders to adjusted net income from continuing operations attributable to common stockholders:

	Three months ended		Years ended
	December 31,		December 31,
	2014	2015	2014	2015

Net income from continuing operations attributable to common stockholders	$606,722	$158,464	$671,377	$941,364
Non-cash commodity derivative gains on unsettled derivatives	(853,470)	(275,170)	(732,417)	(1,524,929)
Impairment of unproved properties	7,303	60,651	15,198	104,321
Equity-based compensation expense	26,356	18,597	112,252	97,877
Loss on early extinguishment of debt	—	—	20,386	—
Gain on sale of assets	(40,000)	—	(40,000)	—
Contract termination and rig stacking	—	27,629	—	38,531
Income tax effect of reconciling items	330,670	63,938	267,642	495,215
Adjusted net income from continuing operations attributable to common stockholders	$77,581	$54,109	$314,438	$152,379

Cash flow from operations before changes in working capital as presented in this release represents net cash provided by operating activities before changes in working capital.  Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt.  Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for cash flows from operating, investing, or financing activities, as an indicator of cash flows, or as a measure of liquidity.

The following table reconciles net cash provided by operating activities to cash flow from operations before changes in working capital as used in this release:

	Three months ended December 31,		Years ended December 31,
	2014	2015	2014	2015

Net cash provided by operating activities	$199,375	$169,781	$998,121	$1,006,381
Net change in working capital	78,348	68,842	(17,805)	(30,067)
Cash flow from operations before changes in working capital	$277,723	$238,623	$980,316	$976,314

The following table reconciles consolidated net debt to total debt as used in this release:

	Years ended December 31,
	2014	2015

Bank credit facilities	$1,730,000	$1,327,000
6.00% senior notes due 2020	525,000	525,000
5.375% senior notes due 2021	1,000,000	1,000,000
5.125% senior notes due 2022	1,100,000	1,100,000
5.625% senior notes due 2023	—	750,000
Net unamortized premium	7,550	6,513
Total debt	$4,362,550	$4,708,513
Cash and cash equivalents	245,979	23,473
Consolidated net debt	$4,116,571	$4,685,040

Adjusted EBITDAX is a non-GAAP financial measure that Antero defines as net income from continuing operations after adjusting for those items shown in the table below.  Adjusted EBITDAX, as used and defined by the Company, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP.  Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income, net income, cash flows from operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  Adjusted EBITDAX provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position.  Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, franchise taxes, exploration expenses, and other commitments and obligations.  However, Antero’s management team believes Adjusted EBITDAX is useful to an investor in evaluating the Company’s financial performance because this measure:

•                  is widely used by investors in the oil and gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•                  helps investors to more meaningfully evaluate and compare the results of Antero’s operations from period to period by removing the effect of its capital structure from its operating structure; and

•                  is used by the Company’s management team for various purposes, including as a measure of operating performance, in presentations to its board of directors, as a basis for strategic planning and forecasting and by its lenders pursuant to covenants under its credit facility and the indentures governing the Company’s senior notes.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect Antero’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Adjusted EBITDAX reported by different companies.  The following table represents a reconciliation of the Company’s net income from continuing operations to total Adjusted EBITDAX, a reconciliation of total Adjusted EBITDAX to net cash provided by operating activities and a reconciliation of realized price before cash receipts for settled hedges to Adjusted EBITDAX margin:

	Three months ended December 31,		Years ended December 31,
(in thousands)	2014	2015	2014	2015

Net income from continuing operations including noncontrolling interest	$608,970	$175,574	$673,625	$979,996
Commodity derivative fair value gains	(931,921)	(545,103)	(868,201)	(2,381,501)
Gains on settled derivatives	78,451	269,933	135,784	856,572
Gain on sale of assets	(40,000)	—	(40,000)	—
Interest expense	48,994	60,471	160,051	234,400
Loss on early extinguishment of debt	—	—	20,386	—
Income tax expense	369,753	77,181	445,672	575,890
Depletion, depreciation, amortization, and accretion	157,252	162,178	479,167	711,418
Impairment of unproved properties	7,303	60,651	15,198	104,321
Exploration expense	6,717	760	27,893	3,846
Equity-based compensation expense	26,356	18,597	112,252	97,877
State franchise taxes	450	(59)	2,188	72
Contract termination and rig stacking	—	27,629	—	38,531
Consolidated Adjusted EBITDAX	332,325	307,812	1,164,015	1,221,422
Net income from discontinued operations	2,210	—	2,210	—
Gain on sale of assets	(3,564)	—	(3,564)	—
Income tax expense	1,354	—	1,354	—
Adjusted EBITDAX from discontinued operations	—	—	—	—
Total Adjusted EBITDAX	332,325	307,812	1,164,015	1,221,422
Interest expense	(48,994)	(60,471)	(160,051)	(234,400)
Exploration expense	(6,717)	(760)	(27,893)	(3,846)
Changes in current assets and liabilities	(78,348)	(68,842)	17,805	30,067
State franchise taxes	(450)	59	(2,188)	(72)
Other noncash items	1,559	(8,017)	6,433	(6,790)
Net cash provided by operating activities	$199,375	$169,781	$998,121	$1,006,381

	Three months ended		Years ended
	December 31,		December 31,
	2014	2015	2014	2015
Adjusted EBITDAX margin ($ per Mcfe):
Realized price before gains on settled derivatives	$4.00	$2.32	$4.73	$2.52
Gathering, compression, and water handling and treatment revenues	0.09	0.05	0.06	0.04
Lease operating expense	(0.09)	(0.08)	(0.08)	(0.07)
Gathering, compression, processing and transportation costs	(1.25)	(1.23)	(1.26)	(1.21)
Marketing, net	(0.13)	(0.38)	(0.14)	(0.23)
Production and ad valorem taxes	(0.20)	(0.15)	(0.24)	(0.14)
General and administrative(1)	(0.24)	(0.26)	(0.28)	(0.24)
Gains on settled derivatives	0.68	1.96	0.37	1.57
Adjusted EBITDAX margin ($ per Mcfe):	$2.86	$2.23	$3.16	$2.24

(1)           – excludes equity-based stock compensation that is included in G&A

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. The Company’s website is located at www.anteroresources.com.

Cautionary Statements

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Nothing in this press release is intended to constitute guidance with respect to Antero Midstream.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility and continued low commodity prices, Antero’s ability to meet development and drilling plans, the Company’s ability to implement its hedge strategy and results, risk regarding the timing and amount of future production of natural gas, NGLs and oil, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, marketing and transportation risks, the ability to satisfy applicable minimum volume requirements, regulatory changes, the uncertainty inherent in estimating natural gas, NGL and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2015.

For more information, contact Michael Kennedy — SVP — Finance at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO RESOURCES CORPORATION

Consolidated Balance Sheets

December 31, 2014 and 2015

(In thousands, except share amounts)

	2014	2015
Assets
Current assets:
Cash and cash equivalents	$245,979	23,473
Accounts receivable, net of allowance for doubtful accounts of $1,251 in 2014 and $1,195 in 2015	116,203	79,404
Accrued revenue	191,558	128,242
Derivative instruments	692,554	1,009,030
Other current assets	5,866	8,087
Total current assets	1,252,160	1,248,236
Property and equipment:
Natural gas properties, at cost (successful efforts method):
Unproved properties	2,060,936	1,996,081
Proved properties	6,515,221	8,211,106
Water handling and treatment systems	421,012	565,616
Gathering systems and facilities	1,197,239	1,502,396
Other property and equipment	37,687	46,415
	10,232,095	12,321,614
Less accumulated depletion, depreciation, and amortization	(879,643)	(1,589,372)
Property and equipment, net	9,352,452	10,732,242
Derivative instruments	899,997	2,108,450
Other assets	68,886	66,296
Total assets	$11,573,495	14,155,224

Liabilities and Equity
Current liabilities:
Accounts payable	$531,564	364,160
Accrued liabilities	168,614	194,076
Revenue distributions payable	182,352	129,949
Other current liabilities	12,202	19,085
Total current liabilities	894,732	707,270
Long-term liabilities:
Long-term debt	4,362,550	4,708,513
Deferred income tax liability	794,796	1,370,686
Other liabilities	47,587	82,077
Total liabilities	6,099,665	6,868,546
Commitments and contingencies
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value; authorized - 50,000,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000,000 shares; issued and outstanding 262,071,642 shares and 277,035,558 shares, respectively	2,621	2,770
Additional paid-in capital	3,513,725	4,122,811
Accumulated earnings	867,447	1,808,811
Total stockholders’ equity	4,383,793	5,934,392
Noncontrolling interest in consolidated subsidiary	1,090,037	1,352,286
Total equity	5,473,830	7,286,678
Total liabilities and equity	$11,573,495	14,155,224

ANTERO RESOURCES CORPORATION

Consolidated Statements of Operations and Comprehensive Income (Loss)

Years Ended December 31, 2013, 2014 and 2015

(In thousands, except share and per share amounts)

	2013	2014	2015
Revenue:
Natural gas sales	$689,198	1,301,349	1,039,892
Natural gas liquids sales	111,663	328,323	264,483
Oil sales	20,584	107,080	70,753
Gathering, compression, and water handling and treatment	—	22,075	22,000
Marketing	—	53,604	176,229
Commodity derivative fair value gains	491,689	868,201	2,381,501
Gain on sale of gathering system	—	40,000	—
Total revenue	1,313,134	2,720,632	3,954,858
Operating expenses:
Lease operating	9,439	29,341	36,011
Gathering, compression, processing, and transportation	218,428	461,413	659,361
Production and ad valorem taxes	50,481	87,918	78,325
Marketing	—	103,435	299,062
Exploration	22,272	27,893	3,846
Impairment of unproved properties	10,928	15,198	104,321
Depletion, depreciation, and amortization	233,876	477,896	709,763
Accretion of asset retirement obligations	1,065	1,271	1,655
General and administrative (including equity-based compensation expense of $365,280, $112,252, and $97,877 in 2013, 2014, and 2015, respectively)	425,438	216,533	233,697
Contract termination and rig stacking	—	—	38,531
Total operating expenses	971,927	1,420,898	2,164,572
Operating income	341,207	1,299,734	1,790,286
Other expenses:
Interest	(136,617)	(160,051)	(234,400)
Loss on early extinguishment of debt	(42,567)	(20,386)	—
Total other expenses	(179,184)	(180,437)	(234,400)
Income from continuing operations before income taxes and discontinued operations	162,023	1,119,297	1,555,886
Provision for income tax expense	(186,210)	(445,672)	(575,890)
Income (loss) from continuing operations	(24,187)	673,625	979,996
Discontinued operations:
Income from sale of discontinued operations, net of income tax expense of $3,249 and $1,354 in 2013 and 2014, respectively	5,257	2,210	—
Net income (loss) and comprehensive income (loss) including noncontrolling interest	(18,930)	675,835	979,996
Net income and comprehensive income attributable to noncontrolling interest	—	2,248	38,632
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(18,930)	673,587	941,364

Earnings (loss) per common share:
Continuing operations	$(0.09)	2.56	3.43
Discontinued operations	0.02	0.01	—
Total	$(0.07)	2.57	3.43

Earnings (loss) per common share—assuming dilution:
Continuing operations	$(0.09)	2.56	3.43
Discontinued operations	0.02	0.01	—
Total	$(0.07)	2.57	3.43

Weighted average number of shares outstanding:
Basic	262,049,659	262,053,868	274,122,567
Diluted	262,049,659	262,068,106	274,143,341

ANTERO RESOURCES CORPORATION

Consolidated Statements of Cash Flows

Years ended December 31, 2013, 2014, and 2015

(In thousands)

	2013	2014	2015
Cash flows from operating activities:
Net income (loss) including noncontrolling interest	$(18,930)	675,835	979,996
Adjustment to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	234,941	479,167	711,418
Impairment of unproved properties	10,928	15,198	104,321
Derivative fair value gains	(491,689)	(868,201)	(2,381,501)
Gains on settled derivatives	163,570	135,784	856,572
Deferred income tax expense	190,210	445,672	575,890
Gain on sale of assets	—	(40,000)	—
Equity-based compensation expense	365,280	112,252	97,877
Loss on early extinguishment of debt	42,567	20,386	—
Gain on sale of discontinued operations	(8,506)	(3,564)	—
Deferred income tax expense—discontinued operations	3,249	1,354	—
Other	1,173	6,433	31,741
Changes in current assets and liabilities:
Accounts receivable	(9,314)	(45,593)	(3,201)
Accrued revenue	(50,156)	(94,733)	63,316
Other current assets	19,543	(2,891)	(2,221)
Accounts payable	1,039	(11,710)	5,200
Accrued liabilities	26,803	85,953	13,210
Revenue distributions payable	50,552	85,763	(52,403)
Other current liabilities	3,447	1,016	6,166
Net cash provided by operating activities	534,707	998,121	1,006,381
Cash flows used in investing activities:
Additions to proved properties	(15,300)	(64,066)	—
Additions to unproved properties	(440,825)	(777,422)	(198,694)
Drilling and completion costs	(1,615,965)	(2,477,150)	(1,651,282)
Additions to water handling and treatment systems	(203,790)	(196,675)	(131,051)
Additions to gathering systems and facilities	(389,453)	(558,037)	(360,287)
Additions to other property and equipment	(6,240)	(13,218)	(6,595)
Change in other assets	(2,019)	(3,082)	9,750
Proceeds from asset sales	—	—	40,000
Net cash used in investing activities	(2,673,592)	(4,089,650)	(2,298,159)
Cash flows from financing activities:
Issuance of common stock	1,578,573	—	537,832
Issuance of common units in Antero Midstream Partners LP	—	1,087,224	240,703
Issuance of senior notes	1,231,750	1,102,500	750,000
Repayment of senior notes	(690,000)	(260,000)	—
Borrowings (repayments) on bank credit facilities, net	71,000	1,442,000	(403,000)
Make-whole premium on debt extinguished	(33,041)	(17,383)	—
Payments of deferred financing costs	(20,899)	(31,543)	(17,293)
Distributions to noncontrolling interest in consolidated subsidiary	—	—	(34,129)
Other	—	(2,777)	(4,841)
Net cash provided by financing activities	2,137,383	3,320,021	1,069,272
Net increase (decrease) in cash and cash equivalents	(1,502)	228,492	(222,506)
Cash and cash equivalents, beginning of period	18,989	17,487	245,979
Cash and cash equivalents, end of period	$17,487	245,979	23,473

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$117,832	163,055	219,945
Supplemental disclosure of noncash investing activities:
Increase (decrease) in accounts payable and accrued liabilities for additions to property and equipment	$188,123	181,591	(169,783)

ANTERO RESOURCES CORPORATION

The following tables set forth selected operating data for the three months ended December 31, 2014 compared to the three months ended December 31, 2015:

			Amount of
	Three months ended December 31,		Increase	Percent
(in thousands)	2014	2015	(Decrease)	Change
Operating revenues:
Natural gas sales	$364,472	$228,910	$(135,562)	(37)%
NGLs sales	83,516	76,080	(7,436)	(9)%
Oil sales	18,021	15,126	(2,895)	(16)%
Gathering, compression, and water handling and treatment	10,111	6,916	(3,195)	(32)%
Marketing	30,556	32,987	2,431	8%
Commodity derivative fair value gains	931,921	545,103	(386,818)	(42)%
Gain on sale of assets	40,000	—	(40,000)	*
Total operating revenues	1,478,597	905,122	(573,475)	(39)%
Operating expenses:
Lease operating	10,771	10,450	(321)	(3)%
Gathering, compression, processing, and transportation	145,535	168,728	23,193	16%
Production and ad valorem taxes	23,795	20,867	(2,928)	(12)%
Marketing	45,316	84,861	39,545	87%
Exploration	6,717	760	(5,957)	(89)%
Impairment of unproved properties	7,303	60,651	53,348	730%
Depletion, depreciation, and amortization	156,912	161,750	4,838	3%
Accretion of asset retirement obligations	340	428	88	26%
General and administrative (before equity-based compensation)	27,835	37,175	9,340	34%
Equity-based compensation	26,356	18,597	(7,759)	(29)%
Contract termination and rig stacking	—	27,629	27,629	*
Total operating expenses	450,880	591,896	141,016	31%
Operating income	1,027,717	313,226	(714,491)	(70)%

Other Expenses:
Interest expense	(48,994)	(60,471)	(11,477)	23%
Income from continuing operations before income taxes and discontinued operations	978,723	252,755	(725,968)	(74)%
Income tax expense	(369,753)	(77,181)	292,572	(79)%
Net income and comprehensive income including noncontrolling interest	608,970	175,574	(433,396)	(71)%
Net income and comprehensive income attributable to noncontrolling interest	2,248	17,110	14,862	661%
Net income and comprehensive income attributable to Antero Resources Corporation	$606,722	$158,464	$(448,258)	(74)%

Adjusted EBITDAX	$332,325	$307,812	$(24,513)	(7)%

Production data:
Natural gas (Bcf)	100	107	7	7%
NGLs (MBbl)	2,500	4,509	2,009	80%
Oil (MBbl)	301	529	228	76%
Combined (Bcfe)	116	138	22	18%
Daily combined production (MMcfe/d)	1,265	1,497	232	18%
Average prices before effects of derivative settlements:
Natural gas (per Mcf)	$3.66	$2.13	$(1.53)	(42)%
NGLs (per Bbl)	$33.41	$16.87	$(16.54)	(50)%
Oil (per Bbl)	$59.85	$28.59	$(31.26)	(52)%
Combined (per Mcfe)	$4.00	$2.32	$(1.68)	(42)%
Average realized prices after effects of derivative settlements:
Natural gas (per Mcf)	$4.39	$4.40	$0.01	—%
NGLs (per Bbl)	$33.41	$21.15	$(12.26)	(37)%
Oil (per Bbl)	$78.24	$40.85	$(37.39)	(48)%
Combined (per Mcfe)	$4.68	$4.28	$(0.40)	(9)%
Average Costs (per Mcfe):
Lease operating	$0.09	$0.08	$(0.01)	(11)%
Gathering, compression, processing, and transportation	$1.25	$1.23	$(0.02)	(2)%
Production and ad valorem taxes	$0.20	$0.15	$(0.05)	(25)%
Marketing, net	$0.13	$0.38	$0.25	192%
Depletion, depreciation, amortization, and accretion	$1.35	$1.18	$(0.17)	(13)%
General and administrative (before equity-based compensation)	$0.24	$0.27	$0.03	13%

*                 Not meaningful or applicable.

ANTERO RESOURCES CORPORATION

The following tables set forth selected operating data for the year ended December 31, 2014 compared to the year ended December 31, 2015:

			Amount of
	Year ended December 31,		Increase	Percent
(in thousands)	2014	2015	(Decrease)	Change
Operating revenues:
Natural gas sales	$1,301,349	$1,039,892	$(261,457)	(20)%
NGLs sales	328,323	264,483	(63,840)	(19)%
Oil sales	107,080	70,753	(36,327)	(34)%
Gathering, compression, and water handling and treatment	22,075	22,000	(75)	—%
Marketing	53,604	176,229	122,625	229%
Commodity derivative fair value gains	868,201	2,381,501	1,513,300	174%
Gain on sale of gathering system	40,000	—	(40,000)	*
Total operating revenues	2,720,632	3,954,858	1,234,226	45%
Operating expenses:
Lease operating	29,341	36,011	6,670	23%
Gathering, compression, processing, and transportation	461,413	659,361	197,948	43%
Production and ad valorem taxes	87,918	78,325	(9,593)	(11)%
Marketing	103,435	299,062	195,627	189%
Exploration	27,893	3,846	(24,047)	(86)%
Impairment of unproved properties	15,198	104,321	89,123	586%
Depletion, depreciation, and amortization	477,896	709,763	231,867	49%
Accretion of asset retirement obligations	1,271	1,655	384	30%
General and administrative (before equity-based compensation)	104,281	135,820	31,539	30%
Equity-based compensation	112,252	97,877	(14,375)	(13)%
Contract termination and rig stacking	—	38,531	38,531	*
Total operating expenses	1,420,898	2,164,572	743,674	52%
Operating income	1,299,734	1,790,286	490,552	38%

Other Expenses:
Interest expense	(160,051)	(234,400)	(74,349)	46%
Loss on early extinguishment of debt	(20,386)	—	20,386	*
Total other expenses	(180,437)	(234,400)	(53,963)	30%
Income from continuing operations before income taxes and discontinued operations	1,119,297	1,555,886	436,589	39%
Income tax expense	(445,672)	(575,890)	(130,218)	29%
Income from continuing operations	673,625	979,996	306,371	45%
Income from discontinued operations	2,210	—	(2,210)	*
Net income and comprehensive income including noncontrolling interest	675,835	979,996	304,161	45%
Net income and comprehensive income attributable to noncontrolling interest	2,248	38,632	36,384	1,619%
Net income and comprehensive income attributable to Antero Resources Corporation	$673,587	$941,364	$267,777	40%

Adjusted EBITDAX	$1,164,015	$1,221,422	$57,407	5%
Production data:
Natural gas (Bcf)	317	439	122	39%
NGLs (MBbl)	7,102	15,550	8,448	119%
Oil (MBbl)	1,311	2,078	767	58%
Combined (Bcfe)	368	545	177	48%
Daily combined production (MMcfe/d)	1,007	1,493	486	48%
Average prices before effects of derivative settlements:
Natural gas (per Mcf)	$4.10	$2.37	$(1.73)	(42)%
NGLs (per Bbl)	$46.23	$17.01	$(29.22)	(63)%
Oil (per Bbl)	$81.65	$34.05	$(47.60)	(58)%
Combined (per Mcfe)	$4.73	$2.52	$(2.21)	(47)%
Average realized prices after effects of derivative settlements:
Natural gas (per Mcf)	$4.52	$4.15	$(0.37)	(8)%
NGLs (per Bbl)	$46.23	$20.57	$(25.66)	(56)%
Oil (per Bbl)	$84.66	$42.38	$(42.28)	(50)%
Combined (per Mcfe)	$5.10	$4.10	$(1.00)	(20)%
Average Costs (per Mcfe):
Lease operating	$0.08	$0.07	$(0.01)	(13)%
Gathering, compression, processing, and transportation	$1.26	$1.21	$(0.05)	(4)%
Production and ad valorem taxes	$0.24	$0.14	$(0.10)	(42)%
Marketing, net	$0.14	$0.23	$0.09	64%
Depletion, depreciation, amortization, and accretion	$1.30	$1.31	$0.01	1%
General and administrative (before equity-based compensation)	$0.28	$0.25	$(0.03)	(11)%

*                 Not meaningful or applicable.